                          CONFIDENTIAL SEPARATION AGREEMENT

       This Confidential Separation Agreement ("Agreement") is made and entered into as of the date indicated below between THE ST. PAUL COMPANIES, INC., including all of its subsidiaries, affiliates and related entities (collectively "St. Paul"), and Patrick A. Thiele ("EXECUTIVE").

       St. Paul and Executive wish to provide for the separation of their employment relationship and all agreements that may have existed between them, and fully and finally to settle any and all disputes arising out of Executive's employment by St. Paul or the separation of that employment, without any admission of any kind by either party.

       Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, St. Paul and Executive agree as follows:

I.     EMPLOYMENT SEPARATION

       A. SEPARATION DATE. Effective as of September 4, 1998 (the "Separation Date"), Executive's employment relationship with St. Paul will cease. Executive hereby resigns, effective as of the Separation Date, from all active employment with St. Paul and, effective as of August 21, 1998, from all directorships, offices and positions with St. Paul, including, without limitation, as a director of The St. Paul Companies, Inc. and The John Nuveen Company.

       B. SEPARATION. Effective on the Separation Date, Executive shall have no duties and no authority to make any representations or commitments on behalf of St. Paul. Thereafter, Executive shall have no further rights deriving from Executive's employment by St. Paul, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement. Executive agrees to vacate St. Paul premises on the Separation Date.

II.    CONSIDERATION

       Subject to Executive's compliance with, and in exchange for, the promises contained in Section III, and subject further to the effectiveness of the Waiver and Release of Claims and Covenant Not To Sue set forth in
Section IV, and to the terms and conditions set forth in this Agreement, St. Paul agrees to provide Executive with the payments and benefits set forth in this Section II ("Consideration"). The payments and other benefits to be provided hereunder are in place of, and not in addition to, payments otherwise provided under The St. Paul Companies, Inc. Severance Plan or any other St. Paul severance plan or policy. No payments will be made hereunder until the Effective Date, as defined in Section IV.

       In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.


                                         (1)

       A.      SEPARATION PAYMENT.

               1. SEPARATION PAYMENT; BASE SALARY CONTINUATION. St. Paul will pay Executive a separation payment of $900,000, on or promptly after the Separation Date. In addition, St. Paul will pay Executive a separation payment equal to One Million, Two Hundred Thousand Dollars ($1,200,000.00), payable in equal installments over a twenty-four (24) month period on the first of each month in advance, PROVIDED that the first installment hereunder will be paid as of the first day of the month following the month in which Effective Date occurs.

               2. ADDITIONAL PAYMENT. Executive will be eligible to receive an annual incentive bonus for the calendar year containing Executive's Separation Date, (1998) and for the two calendar years following such year (1999 and 2000) payable on the date that incentive bonuses with respect to such calendar years are paid to active employees under the terms of The St. Paul Companies, Inc. Annual Incentive Plan. The bonus amount payable pursuant to this Subsection in respect of 1998 will equal the incentive bonus to which Executive would have been entitled to receive at Executive's opportunity level immediately prior to the Separation Date in accordance with the terms of said Annual Incentive Plan multiplied by the achievement percentage which applies to the Chief Executive Officer of The St. Paul Companies, Inc. for 1998, and the bonus amount payable pursuant to this Subsection in respect of each of 1999 and 2000 shall be $300,000 per year.

       B.      STOCK OPTIONS.

               1. 1998 GRANT. The option to purchase 98,982 shares of common stock of The St. Paul Companies, Inc. granted to Executive in 1998 pursuant to the 1994 Stock Incentive Plan shall expire as of the Separation Date. St. Paul will grant Executive a stock appreciation right in the form attached hereto as Appendix A (the "1998 SAR") in respect of 98,982 shares of common stock of The St. Paul Companies, Inc.

               2. OTHER OPTIONS. All options held by Executive which are vested and exercisable as of the Separation Date will remain exercisable for a period of one month following the Separation Date (the "Expiration Date") in accordance with the terms of The St. Paul Companies, Inc. 1988 or 1994 Stock Incentive Plan, as the case may be. St. Paul will grant Executive a stock appreciation right (the "Vested SAR") in the form attached hereto as Appendix A with respect to options which are vested and remain unexercised as of the Expiration Date. All options, other than the 1998 Grant, which have not vested as of the Separation Date, including without limitation the "mega-grant," which will be canceled, will be treated in accordance with the terms of the applicable grant and shall expire as of the Separation Date.


                                         (2)

               3. COMPENSATION COMMITTEE APPROVAL. St. Paul represents to Employee that the grant of the 1998 SAR and the Vested SAR to Executive have been approved, or will have been approved prior to September 4, 1998, by the Compensation Committee of The St. Paul Companies, Inc. Board of Directors, which is comprised solely of Non-Employee Directors (as defined in Rule 16b-3 under the Securities Exchange Act of 1934).

       C. RESTRICTED STOCK. St. Paul will allow the sale restrictions applicable to the 8,000 (post-stock split) shares of restricted stock granted to Executive on May 2, 1994 which remain subject to restrictions as of the Separation Date to lapse as of their regular vesting date of May 2, 1999.

       D. LTIP PAYMENT. Executive will receive a long-term incentive award under The St. Paul Companies, Inc. Long-Term Incentive Plan for the 1996-1998 performance period, payable in a single lump sum at the same time that active employees will receive payment of their long-term incentive awards for the 1996-1998 performance period. This payment will equal the amount that would have been payable to Executive had Executive remained employed with St. Paul through December 31, 1998.

       E. EXECUTIVE RETIREMENT PLAN BENEFITS. Executive will be entitled to receive a benefit under the Executive Retirement Plan component of The St. Paul Companies, Inc. Benefit Equalization Plan equal to the actuarial present value of Executive's Executive Retirement Plan benefits, if any, under the Executive Retirement Plan provisions of The St. Paul Companies, Inc. Benefit Equalization Plan as of the date Executive becomes eligible to receive benefits under the Plan (the "Benefit Commencement Date"). For purposes of the preceding sentence, the actuarial present value of Executive's Executive Retirement Plan benefits shall be computed in the same manner and using the same actuarial assumptions used by The St. Paul Companies, Inc. Employees' Retirement Plan to determine the actuarial present value of a person's retirement benefits thereunder as of the Benefit Commencement Date; PROVIDED, HOWEVER, that for this purpose Executive will be credited with an additional two years of service.

               The Executive Retirement Plan benefit (including any death benefit) payable pursuant to this Subsection E. shall be in full satisfaction of the Executive Retirement Plan benefits payable to Executive pursuant to the Executive Retirement Plan provisions of The St. Paul Companies, Inc. Benefit Equalization Plan.

       F. BENEFITS CONTINUATION. St. Paul will continue to provide, for a period of twenty-four (24) months following the Separation Date, or until the date that Executive becomes eligible to participate in the welfare plans of a new employer, if earlier, the Executive's family medical and dental coverage, life, long-term disability and AD&D insurance currently provided under The St. Paul Companies, Inc. Employee Benefit Plan under substantially the same terms and conditions (including contributions or premium payments required from Executive for such benefits) as


                                         (3)
applicable from time to time to senior executives of The St. Paul Companies, Inc., PROVIDED, that if Executive cannot continue to participate in any such Employee Benefit Plan under its terms, St. Paul will otherwise provide comparable benefits on the same after-tax basis as if continued participation had been permitted.

               After the expiration of the continuation coverage period, Executive may elect to convert his employee/dependent life insurance coverage to an individual policy in accordance with the provisions of The St. Paul Companies, Inc. Employee Benefit Plan.

       G. MISCELLANEOUS PAYMENTS. St. Paul will pay Executive One Hundred Thirty-Six Thousand, Seven Hundred and Ninety-Eight Dollars ($136,798) as soon as practicable following the Separation Date.

       H. VACATION. Executive will receive payment for any unused, earned regular, banked or purchased vacation days, as well as any unused floating holidays, credited to Executive as of the Separation Date. Such payment will be made with Executive's final regular payroll check.

       I. OUTPLACEMENT SERVICES. Executive will receive outplacement services from Lee Hecht Harrison at St. Paul's expense, for a period of up to one-year following the Separation Date. Such outplacement services will include the provision of an office and secretarial, telephone and telecopier services for use by the Executive during such one-year period; PROVIDED THAT St. Paul may elect to provide Executive with office, secretarial, telephone and telecopier services on the Company's premises or in other office space provided for Executive.

       J. ACKNOWLEDGMENT. Executive acknowledges that the Consideration provided in this Agreement, which is in place of other payments and benefits, is good and valuable consideration in exchange for this Agreement, and includes payments and benefits to which Executive is not otherwise entitled.

       K. WITHHOLDING. St. Paul will withhold from the compensation and benefits payable to Executive under Section II of this Agreement all appropriate deductions for employee benefits, if applicable, and the amounts necessary for St. Paul to satisfy its withholding obligations under Federal, state and local income and employment tax laws.

III.   EXECUTIVE'S COVENANTS TO ST. PAUL

       The parties desire to provide for the protection of the business, good will, confidential information, relationship and other proprietary rights of St. Paul. Accordingly, Executive agrees to the following:


                                         (4)

       A. PROPERTY OF ST. PAUL. By the Separation Date, Executive will return to St. Paul all Company property, including, but not limited to all identification cards; files; computer hardware, software, equipment and disks; keys; Company owned or leased vehicles; credit cards; and records.

       B. FUTURE CONDUCT. Executive agrees that he shall refer any inquiries from the media, financial analysts or St. Paul shareholder communities concerning the reasons for his departure from St. Paul to the Senior Vice President-Human Resources or Senior Vice President-Chief Legal Counsel of
St. Paul and shall not provide any such persons with any information concerning the reasons for his departure beyond that described in St. Paul's announcement of Executive's departure. Executive further agrees not to engage in any discussion with any former or present director of St. Paul concerning his reasons for departure without first informing the Senior Vice President-Human Resources of St. Paul or its Senior Vice President-Chief Legal Counsel. For purposes of this paragraph, St. Paul and Executive further agree, however, that, subject to the following sentence and the other provisions of this agreement, Executive may explain, solely in connection with his search for future employment, that the primary reason for his departure was the decision of the Board of Directors of The St. Paul Companies, Inc. that Executive would not be considered as a candidate to become President or CEO of The St. Paul Companies, Inc. and that, although Executive was offered another executive position within St. Paul, he would not continue as President of world wide insurance operations. Executive agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, goodwill or commercial interests of St. Paul or its management.

               In addition, Executive agrees to cooperate fully with St. Paul, including its attorneys or accountants, in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involves St. Paul. Executive agrees to appear as a witness and be available to attend depositions, consultations or meetings regarding litigation or potential litigation as reasonably requested by St. Paul. St. Paul acknowledges that these efforts, if necessary, will impose on Executive's time and would likely interfere with other commitments Executive may have in the future. Consequently, St. Paul shall attempt to schedule such depositions, consultations or meetings in coordination with Executive's schedule, but Executive recognizes that scheduling of certain court proceedings, including depositions, may be beyond St. Paul's control. Likewise, St. Paul agrees to provide Executive with reasonable compensation for Executive's time spent traveling to and from and attending such depositions, consultations or meetings, not to include ancillary time spent at hotels and related locations during evenings between proceedings. St. Paul also agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of the services contemplated by this Subsection, including hotel accommodations, air fare transportation and meals consistent with St. Paul's generally-applicable expense reimbursement policies. It is expressly understood by the parties that any compensation paid by St. Paul to Executive under this Subsection shall be in exchange for Executive's time and is not intended or


                                         (5)
understood to be dependent upon the character of content of any information Executive discloses in good faith in any such proceedings, meetings or consultation.

       C. CONFIDENTIALITY OF THIS AGREEMENT. Executive and St. Paul agree that this Agreement and its terms will be regarded as privileged and confidential communications between the parties, and that neither they nor their counsel will reveal or disclose either the terms or the substance of this Agreement to any other person, except as required by law (including the securities laws), subpoena, court order or other legal process. This restriction applies to any members of the public, and to any current, future or former employees of St. Paul. If disclosure is compelled by law (including the securities laws), subpoena, court order or other legal process, or as otherwise required by law, the party so compelled agrees to notify the other party as soon as notice of such requirement or process is received and before disclosure takes place. Notwithstanding these provisions, Executive may disclose the terms of this Agreement to members of Executive's immediate family, Executive's accountant or financial advisor, and Executive's attorney upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection. Further, nothing in this Subsection limits St. Paul's ability to disclose the information internally to those persons with a legitimate business reason to have access to the information.

       D. CONFIDENTIAL INFORMATION. Executive acknowledges that he has had access to confidential Company business information (including, but not limited to, future business plans, pricing strategies, marketing plans, customer lists, agent/broker lists, underwriting objectives, financial information and personnel information) concerning the business, plans, finances and assets of St. Paul ("Confidential Information") and which is not generally known outside St. Paul. For all time, Executive agrees that he shall not, without the proper written authorization of St. Paul, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. Executive will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.

               Further, Executive expressly acknowledges that the terms of this Subsection are material to this Agreement, and if Executive breaches the terms of this Subsection, Executive shall be responsible for all damages and, at the election of St. Paul, the return of all consideration paid hereunder, without prejudice to any other rights and remedies that St. Paul may have.

               Executive acknowledges and agrees that the Confidential Information and special knowledge acquired during Executive's employment with St. Paul is valuable and unique, and that breach by Executive of the provisions of this Agreement as described in this Subsection will cause St. Paul irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Executive, therefore, expressly agrees that St. Paul shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in


                                         (6)
addition to such other remedies legally available to St. Paul. Executive expressly waives the claim that St. Paul has an adequate remedy at law.

       E. SOLICITATION OF EMPLOYEES. Executive shall not, at any time prior to the Separation Date or during twenty-four (24) month period following the Separation Date, solicit, participate in or promote the solicitation of any person who was employed by St. Paul on the Separation Date to leave the employ of St. Paul or, on behalf of himself or any other person, hire, employ or engage any such person. Executive further agrees that, during such time, if an employee of St. Paul contacts Executive about prospective employment, Executive will inform such employee that he or she cannot discuss the matter further without informing St. Paul.

       F. SOLICITATION OF CLIENTS, CUSTOMERS, ETC. Executive shall not, at any time prior to the Separation Date or during the twenty-four (24) month period following the Separation Date, solicit or take any action to cause the solicitation of any person who, as of the Separation Date was a client, customer, policyholder, vendor, consultant or agent of St. Paul to discontinue business, in whole or in part with St. Paul. This provision is not intended to apply to situations in which an independent agent, who has a pre-existing relationship with an insurer or other subsequent employer of Executive, decides of his or her own volition to do business with such insurer or other employer which has the effect of reducing the business of St. Paul with such independent agent; PROVIDED, that Executive has not personally instigated or caused such independent agent to discontinue business with St. Paul. Executive further agrees that, during such time, if a client, customer, policyholder, vendor, consultant or agent of St. Paul contacts Executive about discontinuing business with St. Paul and/or moving that business elsewhere, Executive will inform such person that he cannot discuss the matter further without informing St. Paul.

IV.    GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY EXECUTIVE

       A.      GENERAL WAIVER AND RELEASE BY EXECUTIVE.

               1. As a material inducement to St. Paul to enter into this Agreement, and in consideration of St. Paul's promise to make the payments and provide the benefits set forth in this Agreement, Executive hereby knowingly and voluntarily releases and forever discharges St. Paul, and all of its Affiliates, parents, subsidiaries and related entities, and all of their past, present and future respective agents, officers, directors, shareholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys fees or damages including contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had, has now or may ever have or which Executive's heirs, executors or assigns can or shall have, against any or all of them,


                                         (7)
whether known or unknown, on account of or arising out of Executive's employment with St. Paul or the termination thereof.

               2. This release includes, but is not limited to, rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, additional compensation, or fringe benefits. Executive specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. This release does not purport to waive claims arising under these laws after the date of this Agreement.

               3. Executive acknowledges that he has reviewed the information about the severance offer described above as part of this Agreement. Executive confirms that he has been given at least twenty-one (21) days within which to consider this Agreement and the General Waiver and Release contained herein. Executive further confirms that he has been advised in writing prior to his execution of this Agreement to consult with legal counsel. Executive acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, or any personal or financial advisor, he does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement. Executive acknowledges that any changes made to this Agreement after its first presentation to Executive, whether material or immaterial, do not restart the tolling of this twenty-one (21) day period.

               4. Executive understands that he may revoke this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs the Agreement. To be effective, the decision to revoke must be in writing and delivered to St. Paul, personally or by certified mail, to the attention of:

               Bruce A. Backberg, Esq.
               Senior Vice President
               The St. Paul Companies, Inc.
               385 Washington Street
               St. Paul, Minnesota 55102-1396

on or before the fifteenth (15th) day after Executive signs the Agreement. In no case will this Agreement become effective or enforceable against the Executive or St. Paul until the expiration of the fifteen (15) day revocation period (the "Effective Date"). If Executive exercises this limited right to revoke, or if the release provisions of Section V are held invalid for any reason


                                         (8)
whatsoever, Executive agrees to return any consideration received under the terms of this Agreement and that St. Paul is released from any obligations under this Agreement.

       B. COVENANT NOT TO SUE. Executive covenants and agrees not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against St. Paul, its Affiliates, its or their respective agents, directors, officers or employees, with respect to any claim released hereby or arising out of Executive's employment with St. Paul or its Affiliates. Nevertheless, this Agreement does not purport to limit any right Executive may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

V.     MISCELLANEOUS PROVISIONS

       A. NON-ASSIGNMENT OF CLAIMS. Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

       B. SUCCESSORS. This Agreement shall be binding upon, enforceable by and inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and St. Paul and any successor company, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred or hypothecated by Executive.

       C. CONTROLLING LAW AND VENUE. THE VALIDITY OF THIS AGREEMENT AND ANY OF ITS PROVISIONS AND CONDITIONS, AS WELL AS THE RIGHTS AND DUTIES OF THE PARTIES, SHALL BE INTERPRETED AND CONSTRUED PURSUANT TO AND IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF MINNESOTA. THE PARTIES SELECT AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY MINNESOTA OR UNITED STATES FEDERAL COURT SITTING IN THE STATE OF MINNESOTA FOR ANY ACTION TO ENFORCE, CONSTRUE OR INTERPRET THIS AGREEMENT. THE PARTIES FURTHER WAIVE ANY OBJECTION TO VENUE IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS OR OF CONVENIENCE OF THE PARTY.

       D. AMENDMENT. Any amendment to this Agreement shall only be made in writing and signed by the parties.


                                         (9)

       E. WAIVER. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.

       F. NOTICE. All notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

       To Executive:          Patrick A. Thiele
                              3 Edgcumbe Place
                              St. Paul, Minnesota 55116


       To St. Paul:           Bruce A. Backberg
                              Senior Vice President
                              The St. Paul Companies, Inc.
                              385 Washington Street, Mail Code: 102U
                              St. Paul, Minnesota 55102-1396

The parties agree to notify each other promptly of any change in mailing address.

       G. HEADINGS. Headings used in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement.

       H. ENTIRE AGREEMENT. St. Paul and Executive each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement and the Exhibit(s) hereto is a complete agreement and states fully all agreements, understandings, promises and commitments as between Executive and St. Paul as to the separation of Executive from employment by St. Paul. This Agreement supersedes any prior agreements, whether oral or written, between Executive and St. Paul. Except as expressly provided herein, Executive is not entitled to any other or further compensation or remuneration.

       I. STATUTORY INDEMNIFICATION. Pursuant to Minn. Stat. Section 181-970, Subd. 1, "An employer shall defend and indemnify its employee for civil damages, penalties or fines claimed or levied against the employee provided that the employee: (1) was acting in the performance of the duties of the employee's position; (2) was not guilty of intentional misconduct, willful neglect of the duties of the employee's position, or bad faith; and (3) has not been indemnified by another Person for the same damages, penalties or fines."
St. Paul warrants to Executive that it will


                                         (10)
comply with the requirements of this statute and with any other indemnity obligations owing to Executive arising out of Executive's service as a director or officer of St. Paul.

       J. UNEMPLOYMENT COMPENSATION. In the event that Executive files a claim for unemployment compensation or re-employment insurance benefits, St. Paul agrees that it will not contest Executive's claims on any grounds, including, without limitation, that Executive has voluntarily resigned from employment or committed acts of disqualifying misconduct. Nothing contained in this paragraph prohibits St. Paul from correcting misstatements made by Executive.

       K. REFERENCES. St. Paul warrants that those employees who were made aware of the circumstances of Executive's termination from St. Paul's employ shall not make statements or representations that disparage or otherwise harm the reputation of Executive. St. Paul agrees that if requested by Executive St. Paul will cause its officers and directors to provide favorable oral or written employment references.

       L. ASSISTANCE. St. Paul agrees to assist Executive in satisfying Executive's obligations to complete and file Forms 4 and/or 5 under the Securities Exchange Act of 1934.

       M. AMBIGUITY. Executive and St. Paul and counsel for both Executive and St. Paul have reviewed this Agreement. Therefore the normal rule of construction that any ambiguity or uncertainty in a writing shall be interpreted against the Party drafting the writing shall not apply to any action on this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:


PATRICK A. THIELE                          THE ST. PAUL COMPANIES, INC.

/s/ Patrick A. Thiele                      By: /s/ Bruce A. Backberg
-------------------------                     -------------------------

                                           Its: SVP

Date: September 1, 1998                    Date: September 1, 1998


                                         (11)

                                                                   Appendix A



                     [Letterhead of The St. Paul Companies, Inc.]


                                                            September __, 1998


Patrick A. Thiele
3 Edgcumbe Place
St. Paul, Minnesota  55116

               Re:  STOCK APPRECIATION RIGHTS

Dear Mr. Thiele:

               In connection with your Separation Agreement with The St. Paul Companies, Inc. ("St. Paul") dated September 1, 1998, you have been awarded Stock Appreciation Rights (the "SARs") on the terms and conditions set forth below.

I.     1998 SARS

               You are hereby granted 98,982 SARs, each entitling you to receive any increase in the fair market value of one share of common stock, without par value (the "Common Stock") of the St. Paul over $43.9375 per share (the "1998 SARs"). You may elect to receive payment as described below with respect to all or any part of the 1998 SARs remaining outstanding beginning on February 3, 1999 through and until September 4, 2000. After September 4, 2000, all 1998 SARs then outstanding will expire and you shall have no right to receive any corresponding payment.

II.    VESTED SARS

               You hold options that are presently exercisable and that were granted in February of each year from 1992 through 1997 (each an "Annual Option Grant"). These options will, by their terms, terminate on the date (the "Option Termination Date") one month after your termination of employment with St. Paul, and you and St. Paul wish to provide a contractual replacement for any options that are so terminated prior to exercise ("Unexercised Vested Options") on terms that will give you the potential to benefit in the appreciation through September 4, 2000 of the fair market value of Common Stock over the original exercise price of the option so terminated.

               You are hereby granted SARs (the "Vested SARs") in respect of the number of shares of Common Stock (if any) in each Annual Option Grant that after the Option Termination Date are Unexercised Vested Options. Each such SAR shall entitle you to receive any increase in the fair market value of one share of Common Stock over the Exercise Price set forth below in

STOCK APPRECIATION RIGHTS
September 4, 1998
Page 2



respect of such Annual Option Grant. You may elect to receive payment as described below with respect to all or any part of the Vested SARs remaining outstanding beginning on January 1, 1999 through and until September 4, 2000. After September 4, 2000, all Vested SARs then outstanding shall expire and you shall have no rights to receive any corresponding payment. You agree that you will not seek to exercise any outstanding option after the Option Termination Date.

        Annual Option        Outstanding      Unexercised
          Grant Date      Options (8/21/98)  Vested Options       Exercise Price
        -------------     -----------------  --------------       --------------
            2/3/92              26,000             *                   $ 17.9375
            2/2/93              30,000             *                     19.7500
            2/1/94              41,600             *                     21.5938
            2/7/95              60,000             *                     23.9375
            2/6/96              70,000             *                     29.0000
            2/3/97              89,628             *                     31.5000
      ----------

      * Equals number of options granted at annual option grant date and not exercised on or prior to Option Termination Date.

III.   PAYMENT

               As soon as practicable after the exercise of any SARs granted hereunder, St. Paul shall pay to you in cash (after first withholding an amount sufficient to satisfy St. Paul's obligation to withhold federal, state and local taxes in connection with such exercise) any amounts owing hereunder.

               The SARs granted herein may be exercised by giving written notice to the Secretary of the Company, which notice shall specify the Annual Option Grant(s) to which the SAR exercise relates, the number of shares with respect to each such Annual Options Grant(s) as to which SARs are then being exercised and the exercise price of such exercised SAR under the Annual Option Grant(s). The Notice of Exercise shall be delivered personally to the Secretary of the Company or mailed certified mail return receipt requested, to her attention at the principal office of the Company, and exercise shall be deemed to have taken place when the notice is received by the Secretary or, if mailed, by her office.

               In the event of any transaction or event resulting in any adjustment to or modification of the securities issuable upon exercise or the exercise price or any other change or modification of any of the Annual Option Grants, then the SARs represented by this letter shall be adjusted equitably by St. Paul's Compensation Committee in a manner as similar as is practicable to the manner in which Annual Option Grants are adjusted.

STOCK APPRECIATION RIGHTS
September 4, 1998
Page 3



               Neither the SARs nor any right to payment or other right in respect of this Agreement may be assigned, sold or otherwise transferred by you except by will or the laws of descent and distribution and any purported assignment, sale or other transfer shall render all SARs void.


                                   Very truly yours,

                                   THE ST. PAUL COMPANIES, INC.




                                   By: /s/ Bruce A. Backberg
                                      --------------------------------
                                      Name: Bruce A. Backberg
                                      Title: Senior Vice President and
                                             Chief Legal Counsel